March 31, 2022

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	RELX PLC

Form 20-F for Fiscal Year Ended December 31, 2021

Filed February 17, 2022

File No. 001-13334

Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that RELX PLC has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2021, which was filed with the Securities and Exchange Commission on February 17, 2022.

Yours sincerely,

/s/ H Udow
Title:	Chief Legal Officer and Company Secretary
RELX PLC

RELX Group plc 1-3 Strand London, WC2N 5JR	T: +44 (0)20 7166 5500 www.relx.com	Registered Office 1-3 Strand, London WC2N 5JR Registered in England number 2746616